Exhibit 99.1

Alcoa Corporation Reports Third Quarter 2018 Results

Company Announces $200 million Stock Repurchase Program

PITTSBURGH--(BUSINESS WIRE)--October 17, 2018--Alcoa Corporation (NYSE: AA):

  Net loss of $41 million, or $0.22 per share, includes previously announced actions on pension and other postemployment benefits (OPEB)
  Excluding special items, adjusted net income of $119 million, or $0.63 per share
  $795 million of adjusted earnings before interest, tax, depreciation, and amortization (EBITDA) excluding special items
  Revenue of $3.4 billion
  $1.0 billion cash balance and $1.8 billion of debt, for net debt of $0.8 billion, as of September 30, 2018
  Continuing to reduce complexity, drive returns, and strengthen the balance sheet; used $194 million in available cash in third-quarter to reduce net pension liability and debt; pension and OPEB obligations now at $2.2 billion, down from $3.5 billion at year-end 2017
  Tightened the range for full-year 2018 projection of adjusted EBITDA excluding special items to between $3.1 billion and $3.2 billion, from the prior quarter’s estimate of $3.0 billion to $3.2 billion
  Projecting full-year global deficits for both alumina and aluminum in 2018; surplus for bauxite
  Launched formal consultation process for collective dismissals of employees at two Spanish smelters
  Strengthening organization to support operator-centric approach

M, except per share amounts	3Q17	2Q18	3Q18
Revenue	$2,964	$3,579	$3,390
Net income (loss) attributable to Alcoa Corporation	$113	$75	$(41)
Earnings per share attributable to Alcoa Corporation	$0.60	$0.39	$(0.22)
Adjusted net income	$135	$286	$119
Adjusted earnings per share	$0.72	$1.52	$0.63
Adjusted EBITDA excluding special items[2]	$582	$904	$795

[1]	Based on actual YTD 2018 results; outlook for unpriced sales at $2,000 LME, $500 API, $0.20 Midwest premium and updated regional premiums, and currencies.

[2]

On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, this guidance is required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s consolidated income statement have been recast to reflect these changes. As a result, previously reported amounts for Adjusted EBITDA on both a consolidated basis and for each of the Company’s three segments have been updated to reflect these changes. See the financial schedules to this release for additional information.

Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina, and aluminum products, today reported third quarter 2018 results and announced a $200 million common stock repurchase program as part of the Company’s 2018 capital allocation framework.

In the third quarter of 2018, Alcoa also used $194 million in available cash to further reduce its net pension liability and debt and finished the quarter with a cash balance of $1.0 billion on September 30, 2018. This year, the Company has reduced its net pension and OPEB liability to $2.2 billion as of September 30, down from $3.5 billion at year-end 2017.

“Today’s stock buyback announcement, our smaller net pension and OPEB liability, and our results since launching Alcoa Corporation nearly two years ago all point to the success of our strategic priorities,” said President and Chief Executive Officer Roy Harvey.

“By reducing complexity, driving returns, and strengthening the balance sheet, we’ve made Alcoa a much stronger company even as commodity markets remain volatile,” Harvey said. “We’re pleased to announce a program to return cash to stockholders, and we look forward to improving our Company further as 2018 comes to an end.”

Alcoa tightened the Company’s projection for full-year adjusted EBITDA excluding special items to range between $3.1 billion and $3.2 billion.1 The low end of the forecast is $100 million higher than the prior quarter’s estimate. The updated outlook reflects recent market prices, including regional premiums, costs of raw materials, energy, and expected operational performance.

In third quarter 2018, Alcoa reported a net loss of $41 million, or $0.22 per share, compared to net income of $75 million, or $0.39 per share, in second quarter 2018. The third quarter results include a negative impact of $160 million for special items, due primarily to a $174 million net settlement charge (non-cash) from additional actions on U.S. pension and OPEB obligations.

Excluding the impact of special items, third quarter 2018 adjusted net income was $119 million, or $0.63 per share, down 58 percent sequentially from $286 million, or $1.52 per share.

In third quarter 2018, Alcoa reported $795 million of adjusted EBITDA excluding special items, down 12 percent from $904 million in second quarter 2018, primarily due to lower aluminum prices.

Alcoa reported third quarter 2018 revenue of $3.4 billion, down 5 percent sequentially, primarily due to lower realized aluminum prices and decreased aluminum product shipments, somewhat offset by higher realized alumina prices and favorable pricing for energy sales.

Cash from operations was $288 million and free cash flow was $206 million; both reflect $100 million in additional contributions made to certain U.S. defined benefit pension plans in the quarter. Also in the third quarter of 2018, cash used for financing activities was $280 million, which includes $94 million for the early repayment of the majority of the remaining outstanding loans from Brazil’s National Bank for Economic and Social Development, and cash used for investing activities was $83 million.

Alcoa ended the quarter on September 30 with cash on hand of $1.0 billion and debt of $1.8 billion, for net debt of $0.8 billion. The Company reported 26 days working capital, a 9-day increase from third quarter 2017, reflecting higher raw material costs in inventory and lower days payable outstanding.

Common Stock Repurchase Program

The Company today announced that its Board of Directors authorized a common stock repurchase program under which Alcoa may purchase up to $200 million of its outstanding common stock, depending on cash flow availability, market conditions, and other factors. This program does not have a predetermined expiration date.

The Company intends to retire the repurchased shares of common stock. As of September 30, 2018, the Company had 186,490,966 issued and outstanding shares of common stock.

Market Update

The Company continues to project a full-year 2018 global deficit for both aluminum and alumina and a surplus for bauxite.

In aluminum, the Company expects a global deficit ranging between 1.0 million and 1.4 million metric tons, down from last quarter’s estimate of between 1.1 million and 1.5 million metric tons. Global aluminum demand growth is projected to be between 3.75 and 4.75 percent in 2018, down from the second quarter estimate of between 4.25 and 5.25 percent, driven by China.

In alumina, Alcoa is projecting a higher global deficit of between 400 thousand and 1.2 million metric tons, compared to last quarter’s deficit expectation of between 200 thousand and 1.0 million metric tons.

The global market for bauxite is expected to be in a surplus for full year 2018 with increased stockpile growth despite higher demand from China.

Spain Collective Dismissal Process

Alcoa today announced its intention to begin a formal consultation process for collective dismissals that would affect all employees at its Avilés and La Coruña aluminum plants in Spain, which are the least productive within the Alcoa system due to their inherent structural issues. Avilés employs 317 employees and La Coruña 369. Per Spanish law, Alcoa will initiate a mandatory 30-day consultation period with the workers’ representatives to achieve the best possible outcome for the Company and its workforce.

An analysis of Alcoa’s operations in Spain found that organizational improvements could be achieved if the Company ceased production at its Avilés and La Coruña facilities and reorganized production at a single plant in San Ciprián, which produces both alumina and aluminum.

Organizational Changes

To further support Alcoa’s operations and the Company’s operator-centric approach, Alcoa announces that, effective November 1, 2018, the presidents of its Bauxite, Alumina, and Aluminum segments will report to Harvey.

As of the same date, Tómas Sigurðsson will assume the role of Senior Vice President, Strategic Alliances. Sigurðsson, who will continue to report to Harvey, will have primary responsibility for managing and developing the Company’s key strategic relationships. Sigurðsson will no longer serve as the Company’s Chief Operating Officer, and the role will be eliminated.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, October 17, to present third quarter 2018 financial results and discuss the business, the capital allocation program and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on October 17. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; statements about strategies, outlook, and business and financial prospects; and statements about return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa Corporation; (d) the impact of changes in foreign currency exchange rates on costs and results; (e) increases in energy costs; (f) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (g) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, or strengthening of competitiveness and operations anticipated from operational and productivity improvements, cash sustainability, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, trade, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) labor disputes and work stoppages; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (l) the impact of cyberattacks and potential information technology or data security breaches; and (m) the other risk factors described in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2017 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

This release includes a range of forecasted 2018 Adjusted EBITDA for the Company. Alcoa Corporation has not provided a reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure for the following reasons. The Company’s financial results are heavily dependent on market-driven factors, such as LME-based prices for aluminum, index- and spot-based prices for alumina, and foreign currency exchange rates. As such, the Company may experience significant volatility on a daily basis related to its forecasted Adjusted EBITDA. Management applies estimated sensitivities, such as those relating to aluminum and alumina prices and foreign currency exchange rates, to the components that comprise Adjusted EBITDA. However, a similar analysis cannot be performed relating to the components necessary to reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure without unreasonable effort due to the additional variability and complexity associated with forecasting such items. Consequently, management believes such reconciliation would imply a degree of precision that would be confusing and/or potentially misleading to investors.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter ended
	September 30,	June 30,	September 30,
	2017	2018	2018
Sales	$2,964	$3,579	$3,390

Cost of goods sold (exclusive of expenses below)(1)	2,340	2,632	2,534
Selling, general administrative, and other expenses(1)	70	64	58
Research and development expenses	8	9	7
Provision for depreciation, depletion, and amortization	194	192	173
Restructuring and other charges	(10)	231	177
Interest expense	26	32	33
Other expenses, net(1)	48	9	2
Total costs and expenses	2,676	3,169	2,984

Income before income taxes	288	410	406
Provision for income taxes	119	180	251

Net income	169	230	155

Less: Net income attributable to noncontrolling interest	56	155	196

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION	$113	$75	$(41)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$0.61	$0.40	$(0.22)
Average number of shares	184,594,233	186,398,784	186,479,038

Diluted:
Net income (loss)	$0.60	$0.39	$(0.22)
Average number of shares	187,155,231	188,708,013	186,479,038

(1)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires that an entity report the service cost component of net periodic benefit cost in the same line item(s) on its income statement as other compensation costs arising from services rendered by the pertinent employees during a reporting period. The other components of net periodic benefit cost (see Note N to the Consolidated Financial Statements included in Part II Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017) are required to be reported separately from the service cost component. In other words, these other components may be aggregated and presented as a separate line item or they may be reported in existing line items on the income statement other than such line items that include the service cost component. Previously, Alcoa Corporation reported all components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits, in Cost of goods sold (business employees) and Selling, general administrative, and other expenses (corporate employees) consistent with the location of other compensation costs related to the respective employees. The non-service cost components noted as exceptions are reported in Restructuring and other charges, as applicable. Upon adoption of this guidance, management began reporting the non-service cost components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits that will continue to be reported in Restructuring and other charges, in Other expenses, net on the Company’s Statement of Consolidated Operations. For the quarters ended September 30, 2018 and June 30, 2018, the non-service cost components reported in Other expenses, net was $32 and $39, respectively. Additionally, the Statement of Consolidated Operations for the quarter ended September 30, 2017 was recast to reflect the reclassification of the non-service cost components of net periodic benefit cost to Other expenses, net from both Cost of goods sold and Selling, general administrative, and other expenses. As a result, for the quarter ended September 30, 2017, Cost of goods sold decreased by $21 and Other expenses, net changed by $21 from previously reported amounts (the decrease to Selling, general administrative, and other expenses was not material).

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(dollars in millions, except per-share amounts)

	Nine months ended
	September 30,
	2017	2018
Sales	$8,478	$10,059

Cost of goods sold (exclusive of expenses below)(1)	6,652	7,547
Selling, general administrative, and other expenses(1)	211	189
Research and development expenses	23	24
Provision for depreciation, depletion, and amortization	563	559
Restructuring and other charges	12	389
Interest expense	77	91
Other (income) expenses, net(1)	(3)	32
Total costs and expenses	7,535	8,831

Income before income taxes	943	1,228
Provision for income taxes	328	569

Net income	615	659

Less: Net income attributable to noncontrolling interest	202	475

NET INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$413	$184

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income	$2.24	$0.99
Average number of shares	184,212,161	186,259,129

Diluted:
Net income	$2.21	$0.97
Average number of shares	186,656,542	188,655,070

Common stock outstanding at the end of the period	184,969,328	186,490,966

(1)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires that an entity report the service cost component of net periodic benefit cost in the same line item(s) on its income statement as other compensation costs arising from services rendered by the pertinent employees during a reporting period. The other components of net periodic benefit cost (see Note N to the Consolidated Financial Statements included in Part II Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017) are required to be reported separately from the service cost component. In other words, these other components may be aggregated and presented as a separate line item or they may be reported in existing line items on the income statement other than such line items that include the service cost component. Previously, Alcoa Corporation reported all components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits, in Cost of goods sold (business employees) and Selling, general administrative, and other expenses (corporate employees) consistent with the location of other compensation costs related to the respective employees. The non-service cost components noted as exceptions are reported in Restructuring and other charges, as applicable. Upon adoption of this guidance, management began reporting the non-service cost components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits that will continue to be reported in Restructuring and other charges, in Other (income) expenses, net on the Company’s Statement of Consolidated Operations. For the nine months ended September 30, 2018, the non-service cost components reported in Other expenses, net was $109. Additionally, the Statement of Consolidated Operations for the nine months ended September 30, 2017 was recast to reflect the reclassification of the non-service cost components of net periodic benefit cost to Other (income), net from both Cost of goods sold and Selling, general administrative, and other expenses. As a result, for the nine months ended September 30, 2017, Cost of goods sold decreased by $61, Selling, general administrative, and other expenses decreased by $3, and Other (income), net changed by $64 from previously reported amounts.

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31,	September 30,
	2017	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,358	$1,022
Receivables from customers	811	1,017
Other receivables	232	176
Inventories	1,453	1,666
Fair value of derivative instruments	113	57
Prepaid expenses and other current assets(1)	271	255
Total current assets	4,238	4,193

Properties, plants, and equipment	23,046	21,839
Less: accumulated depreciation, depletion, and amortization	13,908	13,484
Properties, plants, and equipment, net	9,138	8,355
Investments	1,410	1,381
Deferred income taxes	814	599
Fair value of derivative instruments	128	42
Other noncurrent assets	1,719	1,615
Total assets	$17,447	$16,185

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,898	$1,711
Accrued compensation and retirement costs	459	420
Taxes, including income taxes	282	417
Fair value of derivative instruments	185	133
Other current liabilities	412	319
Long-term debt due within one year	16	4
Total current liabilities	3,252	3,004
Long-term debt, less amount due within one year	1,388	1,820
Accrued pension benefits	2,341	1,210
Accrued other postretirement benefits	1,100	926
Asset retirement obligations	617	528
Environmental remediation	258	248
Fair value of derivative instruments	1,105	630
Noncurrent income taxes	309	297
Other noncurrent liabilities and deferred credits	279	237
Total liabilities	10,649	8,900

EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,590	9,656
Retained earnings	113	298
Accumulated other comprehensive loss	(5,182)	(4,740)
Total Alcoa Corporation shareholders' equity	4,523	5,216
Noncontrolling interest	2,275	2,069
Total equity	6,798	7,285
Total liabilities and equity	$17,447	$16,185

(1)	This line item includes $7 and $4 of restricted cash as of December 31, 2017 and September 30, 2018, respectively.

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Nine months ended
	September 30,
	2017	2018
CASH FROM OPERATIONS
Net income	$615	$659
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	564	559
Deferred income taxes	64	(16)
Equity earnings, net of dividends	1	(11)
Restructuring and other charges	12	389
Net gain from investing activities – asset sales	(115)	–
Net periodic pension benefit cost	83	115
Stock-based compensation	21	29
Other	31	(64)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(112)	(209)
(Increase) in inventories	(102)	(279)
Decrease in prepaid expenses and other current assets	62	3
Increase (Decrease) in accounts payable, trade	109	(135)
(Decrease) in accrued expenses	(320)	(288)
Increase in taxes, including income taxes	15	248
Pension contributions(1)	(82)	(940)
(Increase) in noncurrent assets	(88)	(89)
Increase (Decrease) in noncurrent liabilities	11	(58)
CASH PROVIDED FROM (USED FOR) OPERATIONS	769	(87)

FINANCING ACTIVITIES
Cash paid to former parent company related to separation(2)	(247)	–
Net change in short-term borrowings (original maturities of three months or less)	2	–
Additions to debt (original maturities greater than three months)(1)	3	553
Payments on debt (original maturities greater than three months)	(55)	(105)
Proceeds from the exercise of employee stock options	38	23
Contributions from noncontrolling interest	56	109
Distributions to noncontrolling interest	(244)	(566)
Other	(6)	(8)
CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(453)	6

INVESTING ACTIVITIES
Capital expenditures	(255)	(251)
Proceeds from the sale of assets and businesses	243	–
Additions to investments	(44)	(6)
CASH USED FOR INVESTING ACTIVITIES(3)	(56)	(257)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH(3)	8	(1)
Net change in cash and cash equivalents and restricted cash(3)	268	(339)
Cash and cash equivalents and restricted cash at beginning of year(3)	859	1,365
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD(3)	$1,127	$1,026

(1)	On May 17, 2018, Alcoa Nederland Holding B.V., a wholly-owned subsidiary of Alcoa Corporation, issued $500 in 6.125% senior notes due 2028. The gross proceeds from the debt issuance were used to make discretionary contributions to three of Alcoa Corporation’s U.S. defined benefit pension plans. Accordingly, for the nine months ended September 30, 2018, the Pension contributions line item includes a cash outflow of $500 and the Additions to debt line item includes a cash inflow of $492 (net of an $8 initial purchasers discount).

(2)	On November 1, 2016, Alcoa Corporation separated from its former parent company (now named Arconic Inc.) into a standalone, publicly-traded company. In accordance with the terms of the related Separation and Distribution Agreement, Alcoa Corporation paid to Arconic Inc. the net after-tax proceeds of $243 from the sale of the Yadkin Hydroelectric Project.

(3)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of restricted cash in the statement of cash flows. This guidance requires that restricted cash be aggregated with cash and cash equivalents in both the beginning-of-period and end-of-period line items at the bottom of the statement of cash flows. Previously, the change in restricted cash between the beginning-of-period and end-of period was reflected as either an investing, financing, operating, or non-cash activity based on the underlying nature of the transaction. Accordingly, for the Company’s Statement of Consolidated Cash Flows for the nine months ended September 30, 2018, the Cash and cash equivalents and restricted cash at beginning of year and Cash and cash equivalents and restricted cash at end of period line items include restricted cash of $7 and $4, respectively. Additionally, the Company’s Statement of Consolidated Cash Flows for the nine months ended September 30, 2017 was recast to reflect this change in presentation. As a result, the Cash and cash equivalents and restricted cash at beginning of year and Cash and cash equivalents and restricted cash at end of period line items include restricted cash of $6 and $8, respectively. The change of $2 is reflected in the Effect of exchange rate changes on cash and cash equivalents and restricted cash line item.

Alcoa Corporation and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18
Bauxite:
Production(1) (mdmt)	11.1	11.0	11.6	12.1	45.8	11.2	11.3	11.5
Third-party shipments (mdmt)	1.4	1.6	2.1	1.5	6.6	1.1	1.6	1.4
Intersegment shipments (mdmt)	10.2	9.9	10.2	10.8	41.1	10.4	10.0	10.1
Third-party sales	$70	$80	$104	$79	$333	$47	$77	$67
Intersegment sales	$219	$208	$221	$227	$875	$249	$226	$224
Adjusted EBITDA(2),(3)	$110	$97	$112	$105	$424	$110	$100	$106
Depreciation, depletion, and amortization	$18	$19	$24	$21	$82	$29	$27	$27

Alumina:
Production (kmt)	3,211	3,249	3,305	3,331	13,096	3,173	3,227	3,160
Third-party shipments (kmt)	2,255	2,388	2,271	2,306	9,220	2,376	2,285	2,233
Intersegment shipments (kmt)	947	1,152	1,153	1,223	4,475	1,097	1,031	1,083
Average realized third-party price per metric ton of alumina	$325	$314	$314	$406	$340	$385	$467	$493
Third-party sales	$734	$749	$713	$937	$3,133	$914	$1,068	$1,101
Intersegment sales	$361	$384	$398	$580	$1,723	$454	$536	$544
Adjusted EBITDA(2),(3)	$297	$227	$203	$562	$1,289	$392	$638	$660
Depreciation and amortization	$49	$53	$53	$52	$207	$53	$49	$48
Equity income (loss)	$1	$(6)	$(5)	$5	$(5)	$(1)	$14	$10

Aluminum:
Primary aluminum production (kmt)	559	575	596	598	2,328	554	565	567
Third-party aluminum shipments(4) (kmt)	801	833	868	854	3,356	794	853	806
Average realized third-party price per metric ton of primary aluminum	$2,080	$2,199	$2,237	$2,365	$2,224	$2,483	$2,623	$2,465
Third-party sales	$1,806	$1,988	$2,090	$2,143	$8,027	$2,111	$2,413	$2,198
Intersegment sales	$4	$3	$9	$5	$21	$4	$4	$6
Adjusted EBITDA(2),(3)	$217	$234	$315	$246	$1,012	$153	$231	$73
Depreciation and amortization	$101	$108	$106	$104	$419	$106	$108	$91
Equity (loss) income	$(7)	$3	$(7)	$(8)	$(19)	$–	$(8)	$(5)

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total segment Adjusted EBITDA(2)	$624	$558	$630	$913	$2,725	$655	$969	$839
Unallocated amounts:
Transformation(5),(6)	(20)	(28)	(11)	10	(49)	(2)	(1)	1
Corporate inventory accounting(5),(7)	(17)	14	(9)	(95)	(107)	31	(32)	(17)
Corporate expenses(3),(8)	(33)	(34)	(33)	(31)	(131)	(27)	(26)	(22)
Provision for depreciation, depletion, and amortization	(179)	(190)	(194)	(187)	(750)	(194)	(192)	(173)
Restructuring and other charges	(10)	(12)	10	(297)	(309)	19	(231)	(177)
Interest expense	(26)	(25)	(26)	(27)	(104)	(26)	(32)	(33)
Other income (expenses), net(3)	79	(28)	(48)	(30)	(27)	(21)	(9)	(2)
Other(3),(5),(9)	–	(18)	(31)	(40)	(89)	(23)	(36)	(10)
Consolidated income before income taxes	418	237	288	216	1,159	412	410	406
Provision for income taxes	(110)	(99)	(119)	(272)	(600)	(138)	(180)	(251)
Net income attributable to noncontrolling interest	(83)	(63)	(56)	(140)	(342)	(124)	(155)	(196)
Consolidated net income (loss) attributable to Alcoa Corporation	$225	$75	$113	$(196)	$217	$150	$75	$(41)

The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts do not include additional bauxite (approximately 3 mdmt per annum) that Alcoa World Alumina and Chemicals is entitled to receive (i.e. an amount in excess of its equity ownership interest) from certain other partners at the mine in Guinea.

(2)	Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, this guidance is required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s Statement of Consolidated Operations have been recast to reflect these changes. As a result, previously reported amounts for Adjusted EBITDA on both a consolidated basis and for each of the Company’s three segments have been updated to reflect these changes. See footnote 1 to the Statement of Consolidated Operations included in this release for additional information.

(4)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(5)	Effective in the first quarter of 2018, management elected to change the presentation of certain line items in the reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation to provide additional transparency to the nature of these reconciling items. Accordingly, Transformation (see footnote 6), which was previously reported within Other, is presented as a separate line item. Additionally, Impact of LIFO (last in, first out) and Metal price lag, which were previously reported as separate line items, are now combined and reported in a new line item labeled Corporate inventory accounting (see footnote 7). Also, the impact of intersegment profit eliminations, which was previously reported within Other, is reported in the new Corporate inventory accounting line item. The applicable information for all prior periods presented was recast to reflect these changes.

(6)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(7)	Corporate inventory accounting is composed of the impacts of LIFO inventory accounting, metal price lag, and intersegment profit eliminations. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by Alcoa Corporation’s rolled aluminum operations. In general, when the price of metal increases, metal price lag is favorable, and when the price of metal decreases, metal price lag is unfavorable.

(8)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(9)	Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments, including those described as “Other special items” (see footnote 2 to the reconciliation of Adjusted Income within Calculation of Financial Measures included in this release).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Diluted EPS(4)
	Quarter ended			Quarter ended
	September 30, 2017	June 30, 2018	September 30, 2018	September 30, 2017	June 30, 2018	September 30, 2018

Net income (loss) attributable to Alcoa Corporation	$113	$75	$(41)	$0.60	$0.39	$(0.22)

Special items:
Restructuring and other charges	(10)	231	177
Discrete tax items(1)	13	2	26
Other special items(2)	36	34	(42)
Tax impact(3)	(11)	(43)	(1)
Noncontrolling interest impact(3)	(6)	(13)	–
Subtotal	22	211	160

Net income attributable to Alcoa Corporation – as adjusted	$135	$286	$119	0.72	1.52	0.63

Net income attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income (loss) attributable to Alcoa Corporation determined under GAAP as well as Net income attributable to Alcoa Corporation – as adjusted.

(1)	Discrete tax items include the following:
•	for the quarter ended September 30, 2017, a net charge for several small items;
•	for the quarter ended June 30, 2018, a net charge for several small items; and
•	for the quarter ended September 30, 2018, a charge to establish a reserve related to an outstanding income tax dispute involving a former Spanish consolidated tax group previously owned by Alcoa Corporation’s former parent company ($30) and a net benefit for several small items ($4).

(2)	Other special items include the following:
•	for the quarter ended September 30, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($17), settlement of legacy tax matters in Brazil ($11), a net unfavorable change in certain mark-to-market energy derivative instruments ($11), a favorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($8), an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland smelter ($8), and a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($3);
•	for the quarter ended June 30, 2018, a loss on a contractor arbitration matter ($29), a net unfavorable change in certain mark-to-market energy derivative instruments ($6), a favorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($5), costs related to the partial restart of the Warrick (Indiana) smelter ($2), and costs, primarily contractor services, related to a work stoppage at a non-U.S. smelter ($2); and
•	for the quarter ended September 30, 2018, a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($47), an unfavorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($9), a net favorable change in certain mark-to-market energy derivative instruments ($8), costs, primarily contractor services, related to a work stoppage at a non-U.S. smelter ($3), and costs related to the partial restart of the Warrick (Indiana) smelter ($1).

(3)	The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)	In any given period, the average number of shares applicable to diluted EPS for Net income (loss) attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:
•	for the quarter ended September 30, 2017, no additional share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 187,155,231;
•	for the quarter ended June 30, 2018, no additional share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,708,013; and
•	for the quarter ended September 30, 2018, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,726,446.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended
	September 30, 2017	June 30, 2018	September 30, 2018

Net income (loss) attributable to Alcoa Corporation	$113	$75	$(41)

Add:
Net income attributable to noncontrolling interest	56	155	196
Provision for income taxes	119	180	251
Other expenses, net(1)	48	9	2
Interest expense	26	32	33
Restructuring and other charges	(10)	231	177
Provision for depreciation, depletion, and amortization	194	192	173

Adjusted EBITDA(1)	$546	$874	$791

Special items(2)	36	30	4

Adjusted EBITDA, excluding special items(1)	$582	$904	$795

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, this guidance is required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s Statement of Consolidated Operations have been recast to reflect these changes. As a result, for the quarter ended September 30, 2017, Other expenses, net changed by $21. Moreover, previously reported amounts for Adjusted EBITDA and Adjusted EBITDA, excluding special items have been updated to reflect these changes. See footnote 1 to the Statement of Consolidated Operations included in this release for additional information.

(2)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
•	for the quarter ended September 30, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($17), settlement of legacy tax matters in Brazil ($11), and an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland smelter ($8);
•	for the quarter ended June 30, 2018, a loss on a contractor arbitration matter ($26), costs related to the partial restart of the Warrick (Indiana) smelter ($2), and costs, primarily contractor services, related to a work stoppage at a non-U.S. smelter ($2); and
•	for the quarter ended September 30, 2018, costs, primarily contractor services, related to a work stoppage at a non-U.S. smelter ($3) and costs related to the partial restart of the Warrick (Indiana) smelter ($1).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended
	September 30, 2017	June 30, 2018*	September 30, 2018

Cash from operations	$ 384	$ (430)	$ 288

Capital expenditures	(96)	(95)	(82)

Free cash flow	$ 288	$ (525)	$ 206

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

*

Cash from operations for the quarter ended June 30, 2018 includes a $500 cash outflow for discretionary contributions made to three of Alcoa Corporation’s U.S. defined benefit pension plans. The $500 was funded with the gross proceeds of 6.125% senior notes due 2028 issued in May 2018.

Net Debt	June 30, 2018	September 30, 2018

Long-term debt due within one year	$ 13	$ 4
Long-term debt, less amount due within one year	1,916	1,820
Total debt	$ 1,929	$ 1,824

Less: Cash and cash equivalents	1,089	1,022

Net debt	$ 840	$ 802

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

CONTACT:
Alcoa Corporation
Investor Contact:
James Dwyer, +1-412-992-5450
James.Dwyer@alcoa.com
or
Media Contact:
Monica Orbe, +1-412-315-2896
Monica.Orbe@alcoa.com